Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	March 11, 2013 For Immediate Release
Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

EARNINGS GUIDANCE FOR 2013

SAN JOSE, CA - On February 27, 2013, California Water Service Group (NYSE: CWT) announced 2012 net income of $48.8 million, up 29.5%, or $11.1 million, from 2011, and diluted earnings per share of $1.17, an increase of 30.0%, or $0.27, over the prior year.  Included in the results for 2012 were the following one-time benefit items:

•                  a $0.15 per diluted common share benefit related to state income tax repairs and maintenance deductions

•                  a $0.04 per diluted common share benefit related to the Water Revenue Adjustment Mechanism

•                  a $0.04 per diluted common share unrealized pre-tax gain in our benefit plan insurance investments

2013 Earnings Guidance

California Water Service Group estimates its 2013 net income will be in the range of $35.7 million to $39.9 million and diluted earnings per common share to be in the range of $0.85 to $0.95, based on 41,980,493 shares of common stock outstanding as of March 8, 2013.  As disclosed in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on February 28, 2013, California Water Service Company’s (Cal Water’s) 2013 operating revenues will be reduced by an estimated $3.8 million, or $0.06 per diluted common share, as required by the cost of capital adjustment mechanism associated with the noted decrease in the Moody AA utility bond index.  Guidance ranges are based on assumptions and information currently available, but changes in these assumptions or other circumstances could materially impact earnings and result in earnings for 2013 significantly above or below this guidance. These estimated ranges are subject to such factors discussed below under “Forward-Looking Statements.”

The company is providing earnings guidance on a one-time basis in order to highlight the impact of the non-recurring items described above on its 2012 results of operations compared to projections for 2013. In accordance with past practice, the company does not expect to provide earnings guidance in the future.

General Rate Case Update

On July 5, 2012, Cal Water filed its 2012 General Rate Case (GRC) application covering all district and general office revenue requirements in California. This rate case, which is the largest in the company’s history, requested rate increases of $92.7 million or 19.4% for 2014, $17.2 million or 3.0% for 2015, and $16.9 million or 2.9% for 2016. As part of the rate application, Cal Water requested authority to invest approximately $480 million in utility plant over the rate case period. Additionally, the GRC includes a number of special requests, including the continued use of the Water Revenue Adjustment Mechanism as well as a new Healthcare Balancing Account and a true-up mechanism for the annual sales forecast, the Modified Cost Balancing Accounts, and Pension Balancing Account. The Division of Ratepayer Advocates at the California Public Utilities Commission has completed part of its review, and Cal Water is working with all parties through the normal rate case process.  Cal Water expects a decision on the general rate case to be issued by the end of 2013 and have any rate changes as a result of this filing effective on January 1, 2014.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include but are not limited to: governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph.  The Company assumes no obligation to provide public updates of forward-looking statements.

Additional information is available online at www.calwatergroup.com.